Exhibit 99.6

CATHAY MERCHANT GROUP, INC.

Nominating and Corporate Governance Committee Charter

I.     Purpose of Nominating and Corporate Governance Committee of Cathay Merchant Group, Inc. (the “Corporation”)

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to:

1.	Identify individuals qualified to become directors on the Board of Directors of the Corporation (the “Board”) or any of its committees, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, such director nominees, whether at the next annual meeting of the shareholders or otherwise.

2.	Periodically evaluate the qualifications and independence of each director on the Board or its various committees and recommend to the Board, as the Committee may deem appropriate, any recommended changes in the composition of the Board or any of its committees.

3.	Develop and recommend to the Board corporate governance principles applicable to the Corporation.

4.	Annually assess the performance of the Board.

5.	Take such other actions within the scope of this Nominating and Corporate Governance Committee Charter (this “Charter”) as the Board may assign to the Committee from time to time or as the Committee deems necessary or appropriate.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section VII below of this Charter.

The basic responsibility of the directors of the Committee is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Corporation and its shareholders. In discharging that responsibility, the Committee should be entitled to rely on the honesty and integrity of the Corporation’s senior executives and its outside advisors and auditors, to the extent it deems necessary or appropriate.

II. Composition

The Committee shall be composed of members of our Board, the number of which shall be fixed from time to time by resolution adopted by the Board. Each director of the Committee shall be determined by the Board to satisfy the independence requirements established by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the American Stock Exchange (the “AMEX”); provided that one director who does not meet the AMEX independence criteria may serve on the Committee pursuant to the “exceptional and limited circumstances” exception as provided under the rules of the AMEX.

III. Authority

The Committee shall have the authority to (i) retain (at the Corporation’s expense) its own legal counsel and other advisors and experts that the Committee believes, in its sole discretion, are needed to carry out its duties and responsibilities, including, without limitation, the retention of a search firm to assist the Committee in identifying, screening and attracting director nominees; and (ii) conduct investigations that it believes, in its sole discretion, are necessary to carry out its responsibilities. In addition, the Committee shall have the authority to request any officer, director or employee of the Corporation, or any other persons whose advice and counsel are sought by the Committee, such as members of the Corporation’s management or the Corporation’s outside legal counsel and independent accountants, to meet with the Committee or any of its advisors and to respond to their inquiries.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate.

IV. Appointing Members

The members of the Committee shall be appointed or re-appointed by the Board on an annual basis. Each member of the Committee shall continue to be a member thereof until such member’s successor is appointed, or unless such member shall resign or be removed by the Board. The Board may remove or replace any member of the Committee at any time. However, a member of the Committee shall automatically cease to be a member of the Committee upon either ceasing to be a director of the Board or ceasing to be “independent” as required in Section II above of this Charter. Vacancies on the Committee will be filled by the Board.

V. Chairperson

The Board, or in the event of its failure to do so, the directors of the Committee, must appoint a chairperson from the directors of the Committee (the “Chairperson”). If the Chairperson of the Committee is not present at any meeting of the Committee, an acting Chairperson for the meeting shall be chosen by majority vote of the Committee from among the directors present. In the case of a deadlock on any matter or vote, the Chairperson shall refer the matter to the Board. The Committee may appoint a secretary who need not be a director of the Board or Committee.

VI. Meetings

The time and place of meetings of the Committee and the procedure at such meetings shall be determined from time to time by the directors thereof provided that:

1.	A quorum for meetings shall be two directors, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and hear each other. The Committee shall act on the affirmative vote of a majority of directors present at a meeting at which a quorum is present. The Committee may also act by unanimous written consent in lieu of meeting.

2.	The Committee shall meet as often as it deems necessary, but not less frequently than once each year.

3.	Notice of the time and place of every meeting shall be given in writing or facsimile communication to each director of the Committee at least 72 hours prior to the time of such meeting.

The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee shall make regular reports of its meetings to the Board, directly or through its Chairperson, accompanied by any recommendations to the Board approved by the Committee.

VII. Specific Duties

In meeting its responsibilities, the Committee is expected to:

1.	Review the suitability of each Board director for continuing service when his or her term expires or when he or she has a significant change in status.

2.	As needed, seek and evaluate qualified individuals to become new directors and serve on the Board. Review and develop the Board’s criteria for selecting such new directors, including standards for director independence. Select or recommend that the Board select such director nominees for the annual meeting of the shareholders of the Corporation. Consider any nominations for Board directors validly made by the shareholders of the Corporation.

3.	Evaluate the size and composition of the Board, develop criteria for Board directorship, and evaluate the independence of existing and prospective directors.

4.	Review from time to time the structure of the Board’s various committees and review and make recommendations to the Board concerning qualifications, appointment and removal of directors from such committees.

5.	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Corporation.

6.	Monitor and assess the Corporation’s compliance with the corporate governance requirements established by rules of the AMEX, the requirements established under the Sarbanes-Oxley Act of 2002 and other applicable corporate governance laws and regulations.

7.	Take such steps as the Committee deems necessary or appropriate with respect to the oversight and review of the Corporation’s process for providing information to the Board, assessing the channels through which information is received, and the quality and timeliness of the information received.

8.	Develop procedures for and conduct the annual review of the performance of the Board, and report annually to the Board with an assessment of the Board’s performance, to be discussed with the full Board following the end of each fiscal year.

9.	Establish the standards for and annually review and evaluate each Board committee’s annual self-performance evaluation and provide a report on such evaluations to the Board.

10.	Oversee the Board’s evaluation of senior management.

11.	Make recommendations and report to the Board and other Board committees with respect to nominating and corporate governance policies of the Corporation or any of the foregoing matters.

12.	Take such steps as the Committee deems necessary or appropriate with respect to orienting new directors and continuing education for existing directors.

13.	In its sole discretion, retain, amend the engagement with, and terminate any search firm used to assist the Committee in identifying, screening and attracting director nominees. The Committee shall also have the sole authority to approve the fees and other retention terms of the search firms and to cause the Corporation to pay such fees and expenses of such search firms. The Committee shall also have the authority, in its sole discretion, to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors, and to cause the Corporation to pay such fees and expenses of such outside advisors.

14.	Review and evaluate at least annually its own performance with respect to its nominating and governance functions, and to submit itself to the review and evaluation of the Board.

15.	Review and assess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

16.	Perform such other functions consistent with this Charter, the Corporation’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.